FORM 11-K

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


    (Mark One)

      [X]      ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1998

                                      OR

      [  ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

            For the transition period from __________ to __________

                        Commission file number:  0-7574



                       WAUSAU-MOSINEE PAPER CORPORATION
                      HOURLY SAVINGS AND INVESTMENT PLAN
  (Full title of the plan and the address of the plan, if different from the issuer named below)



                     WAUSAU-MOSINEE PAPER CORPORATION
                          1244 KRONENWETTER DRIVE
                          MOSINEE, WI 54455-9099
          (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

     The Wausau-Mosinee Paper Corporation Hourly Savings and Investment Plan (the "Merged Plan") was merged into the Wausau-Mosinee Paper Corporation Savings and Investment Plan (the "Successor Plan") on December 31, 1998 and ceased to exist as a legal entity on such date.
 In connection with the merger, the Successor Plan assumed all assets and liabilities of the Merged Plan and such assets and liabilities are included in the audited financial statements of the Successor Plan which form a part of the Form 11-K filed with respect to the Successor Plan for the year ended December 31, 1998.

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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the plan administrator of the Wausau-Mosinee Paper Corporation Savings and

 Investment Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


 WAUSAU-MOSINEE PAPER CORPORATION EMPLOYEE BENEFITS COMMITTEE


     June 28, 1999            By:_____________________________
                                   Michael L. McDonald
                                   Chairman


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